EXHIBIT 99.1

Oakley Posts 29 Percent Increase In Earnings Per Share On Record Quarterly Net Sales Of $173.4 Million

 Conference Call - 4:30 p.m. EDT, Thursday, October 20, 2005 - A
 simultaneous web cast for interested investors can be heard at
 Oakley's corporate web site: http://investor.oakley.com and will remain available through October 20, 2006.  A telephonic replay of the call will be available from 8:00 p.m. EDT, Thursday, October 20, through midnight October 27, 2005, and can be accessed from the United
 States and Canada at 866/266-2081 and from international locations at
 703/925-2533; pass code: 791350.

 Selected Highlights
 -- Third quarter net sales increased 15.6 percent to a quarterly record of $173.4 million
 -- Earnings per share increased 29.4 percent to $0.22 from $0.17 in third quarter 2004
 -- Gross sales of newer product categories increased 30.6 percent
 -- Net sales through Oakley-owned retail stores grew 46.3 percent to $27.5 million
 -- The company reaffirms prior annual earnings per share growth guidance
 -- During the quarter, the company increased its annual cash dividend to sixteen cents ($0.16)

FOOTHILL RANCH, Calif., Oct. 20, 2005 (PRIMEZONE) -- Oakley, Inc. (NYSE:OO) today announced that net sales increased 15.6 percent, net income grew 31.6 percent and earnings per share increased 29.4 percent in its third quarter ended September 30, 2005 compared to the same period in 2004. Net sales grew to a quarterly record $173.4 million compared with $150.0 million in the third quarter of 2004. Net income for the third quarter totaled $15.0 million, or $0.22 per diluted share, compared with net income of $11.4 million, or $0.17 per diluted share, earned in the third quarter of 2004.

"Oakley's third quarter performance is a testament to the outstanding strength of the brand and the consumer acceptance of the many great products introduced this year," said Scott Olivet, chief executive officer, Oakley, Inc. "I'm thrilled to join the company and look forward to helping the team further strengthen the brand, grow the core business and create strategies to drive sustainable performance in our new categories."

"Our strong third quarter results were fueled by the new CROSSHAIR(tm), GASCAN(tm) and BOTTLECAP(tm) sunglass styles which generated significantly greater sales than last year's new introductions. During the quarter we also successfully launched RAZRWIRE(tm), the second product in our innovative electronics family," said Link Newcomb, Oakley Chief Operating Officer. "Operating expenses grew at approximately half the rate of our sales during the quarter, which generated healthy operating leverage."

Newcomb concluded, "We enter the final quarter of the year poised for the holiday introduction of THUMP 2, an appealing new style complementary to THUMP with greater memory and an attractive price point. Additionally, as a result of the strategic initiative to release our new sunglass products to the market earlier, we expect to introduce select 2006 styles in limited quantities beginning in November this year."

Worldwide Sales Results

Total third quarter U.S. net sales increased 20.1 percent to $91.3 million from $76.0 million during the same period last year. U.S. net sales, excluding the company's retail store operations, totaled $63.9 million, compared with $57.2 million in last year's comparable quarter, an increase of 11.7 percent.

Third quarter net sales at Oakley's U.S. operated retail locations increased 46.3 percent to $27.5 million compared with $18.8 million in last year's comparable quarter and included a strong double-digit increase in comparable-store sales. At the end of the third quarter, the company operated 44 U.S. O Store(tm) locations, including five new stores opened during the quarter, and 98 Iacon sunglass specialty stores, including seven new locations added during the quarter.

Third quarter international net sales increased 11.0 percent to $82.1 million, compared with $74.0 million in last year's comparable period, with the weaker U.S. dollar contributing 2.4 percentage points of that growth. All Oakley international regions, except for South Africa, experienced positive growth led by strong double digit growth in Asia, Latin America, and the South Pacific regions. Additionally, the company operates six international O Stores(tm) and has nine licensed locations.

Global net sales in the third quarter to the retail division of Luxottica Group S.p.A. were $8.8 million, an increase of 66.0 percent over $5.3 million in the third quarter of 2004, and represented 5.1 percent of total net sales. Global net sales to Luxottica Group S.p.A for the first nine months of 2005 were $35.5 million, an increase of 1.7 percent over $34.9 million for the first nine months of 2004, and represented 7.3 percent of total net sales.

Product Sales Performance

Worldwide sunglass gross sales increased 12.7 percent in the third quarter to $79.7 million from $70.7 million in last year's third quarter. Sunglass unit shipments increased 15.4 percent worldwide, reflecting strong sales of new sunglass styles and increased sales to Luxottica Group S.p.A. The average sunglass selling price decreased 2.3 percent compared with last year's third quarter primarily due to greater sales of new introductions at slightly lower average prices.

Combined third quarter gross sales of the company's newer categories, consisting of apparel and accessories, prescription eyewear, electronics, footwear and watches, grew 30.6 percent to $70.8 million compared to $54.2 million in the third quarter of 2004. These sales accounted for 38.2 percent of total third quarter gross sales and were driven by increases in the company's apparel and accessories lines and the release of RAZRWIRE(tm), the world's first eyewear to feature Motorola's Bluetooth(R) technology and Oakley's patented XYZ Optics(R).

Gross Margin Performance

The company's third quarter gross margin decreased to 53.5 percent compared to 55.5 percent in last year's comparable period. This decrease was driven by higher sales of close-out products, higher discounts and markdowns, increased inventory reserves and a higher mix of newer category products which carry lower gross margins, partially offset by slightly higher sunglass and goggle margins and a more favorable foreign currency hedging program.

Operating Expenses, Backlog and Inventory

Third quarter operating expenses totaled $70.2 million, up 6.7 percent from last year's third quarter of $65.9 million, and represented approximately 40.5 percent of net sales compared with 43.9 percent of net sales in the comparable quarter in 2004, achieving strong leverage on sales growth. The tax rate for the third quarter was 34.0 percent.

The company's order backlog as of September 30, 2005 was $70.8 million, down 15.4 percent compared with $83.6 million at the same time last year. The decreased backlog reflects lower electronics orders relative to last year's THUMP launch, a shift in the timing of receipt of Sunglass Hut's holiday orders from September last year to October this year, and lower footwear, apparel and accessories orders for spring 2006, partially offset by higher goggle orders.

Consolidated inventory totaled $128.0 million at September 30, 2005, compared to $134.3 million at June 30, 2005, primarily reflecting decreased apparel and accessories inventories due to the shipment of the fall 2005 line, higher closeout sales across product categories and a seasonal reduction of sunglass inventory, partially offset by higher inventory of the company's new electronics products and in the company's expanded retail store operations.

Accounts receivable totaled $104.5 million at September 30, 2005 compared to $93.0 million at September 30, 2004. Accounts receivable days sales outstanding improved to 55 at September 30, 2005 compared with 57 at September 30, 2004.

2005 Guidance

2005 net sales growth over 2004 is now expected to be at the lower end of a 10 to 15 percent range, versus previous guidance at the high end of the same 10 to 15 percent range. This revised net sales growth guidance assumes a mid single-digit increase in sunglass sales combined with sales growth of less than 20 percent in the company's newer categories versus the previously stated 20 to 25 percent newer category growth guidance. The company reiterated its expectation for 2005 earnings growth over 2004 at the high end of a range of 25 to 30 percent.

In putting forth this outlook, management reminds investors that the unpredictable nature of the economies and retail environments in many of Oakley's key global markets, coupled with the company's heavy reliance on "at-once" orders from retailers to replenish sunglass inventory sold to consumers, complicate management's attempts to accurately assess future order and sales trends. In addition, the company believes that its new electronics category will continue to be a significant contributor to its 2005 performance. However, Oakley's relative inexperience in the electronics market, public acceptance of new products and variables related to military procurement all contribute to the difficulty in accurately forecasting future performance. Finally, because Oakley is an integrated manufacturer of its sunglass products, a small variance in sunglass sales volume can have a relatively large impact on gross margins and net income due to the fixed-cost nature of the company's manufacturing operations.

Stock Repurchase Program and Increased Dividend

There is currently $14.4 million available for future repurchases under the company's $20 million repurchase plan approved by the company's board of directors on March 15, 2005. The company purchased no shares during the third quarter. The company intends to continue repurchasing shares under the current repurchase program subject to favorable market conditions.

On September 26, 2005 the company announced that its Board of Directors had declared a cash dividend of sixteen cents ($0.16) per share on its outstanding common stock, an increase of $0.01 per share over the company's dividend of fifteen cents ($0.15) per share paid in 2004. The dividend will be payable October 28, 2005, to shareholders of record at the close of business on October 14, 2005.

Reclassification of Certain Previously Reported Items

In connection with the company's release of preliminary financial results for the fourth quarter of 2004, the company determined that it should reclassify to net sales certain shipping and handling fees charged to customers from their original treatment as a contra-expense in shipping and warehousing expenses. All third quarter and nine-month 2004 information referred to in this release reflects this reclassification. The reclassified shipping and handling fees have not been allocated to any specific product category or customer in the company's sales detail. Similarly, freight costs related to such shipping operations have been reclassified from shipping and warehousing expense to cost of goods sold. These reclassifications had no impact on reported net income for 2004 or any other prior period, but resulted in a small reduction in gross margin and a small reduction in the company's operating expense ratio for each period subject to the reclassification.

Non-GAAP Financial Measures

This release makes reference to gross sales and components thereof, each of which may be a non-GAAP financial measure. The company believes that use of this financial measure allows management and investors to evaluate and compare the company's operating results in a more meaningful and consistent manner. A reconciliation of these measures is included in the accompanying financial schedules.

About Oakley, Inc.

Oakley: a world brand, driven to ignite the imagination through the fusion of art and science. Building on its legacy of innovative, market-leading, premium sunglasses, the company offers a full array of products including performance apparel and accessories, prescription eyewear, footwear, watches and electronics to consumers in more than 100 countries. Trailing-12-month net sales through September 30, 2005 totaled $638.7 million and generated net income of $52.6 million. Oakley, Inc. press releases, SEC filings and the company's annual report are available at www.oakley.com.

Safe Harbor Disclaimer

This press release contains certain statements of a forward-looking nature. Such statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including but not limited to growth and strategies, future operating and financial results, financial expectations and current business indicators are based upon current information and expectations and are subject to change based on factors beyond the control of the company. Forward-looking statements typically are identified by the use of terms such as "look," "may," "will," "should," "might," "believe," "plan," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. The accuracy of such statements may be impacted by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including but not limited to: risks related to the sale of new product introductions in the company's electronics category; the company's ability to maintain approved vendor status and continue to receive product orders from the U.S. military; the company's ability to integrate and operate acquisitions; the company's ability to manage rapid growth; risks related to the limited visibility of future sunglass orders associated with the company's "at once" production and fulfillment business model; the ability to identify qualified manufacturing partners; the ability to coordinate product development and production processes with those partners; the ability of those manufacturing partners and the company's internal production operations to increase production volumes on raw materials and finished goods in a timely fashion in response to increasing demand and enable the company to achieve timely delivery of finished goods to its retail customers; the ability to provide adequate fixturing to existing and future retail customers to meet anticipated needs and schedules; the dependence on eyewear sales to Luxottica Group S.p.A, which, as a major competitor, could materially alter or terminate its relationship with the company; the company's ability to expand and grow its distribution channels and its own retail operations; unanticipated changes in general market conditions or other factors, which may result in cancellations of advance orders or a reduction in the rate of reorders placed by retailers; a weakening of economic conditions could continue to reduce demand for products sold by the company and could adversely affect profitability, especially of the company's retail operations; terrorist acts, or the threat thereof, could adversely affect consumer confidence and spending, could interrupt production and distribution of product and raw materials and could, as a result, adversely affect the company's operations and financial performance; the ability of the company to integrate licensing arrangements without adversely affecting operations and the success of such initiatives; the ability to continue to develop and produce innovative new products and introduce them in a timely manner; the acceptance in the marketplace of the company's new products and changes in consumer preferences; reductions in sales of products, either as the result of economic or other conditions, or reduced consumer acceptance of a product, could result in a buildup of inventory; the ability to source raw materials and finished products at favorable prices to the company; the potential impact of periodic power crises on the company's operations including temporary blackouts at the company's facilities; foreign currency exchange rate fluctuations; earthquakes or other natural disasters; the company's ability to identify and successfully execute cost control initiatives; the impact of quotas, tariffs, or safeguards on the importation or exportation of the company's products and other risks outlined in the company's SEC filings, including but not limited to the Annual Report on Form 10-K for the year ended December 31, 2004 and other filings made periodically by the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update this forward-looking information. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

                             OAKLEY, INC.
                   CONSOLIDATED STATEMENTS OF INCOME
             (thousands except per share data, unaudited)

                              Three Months Ended     Nine Months Ended
                                 September 30,         September 30,
                              -------------------   -------------------
                                2005       2004       2005       2004
                              --------   --------   --------   --------
 Net sales                    $173,447   $150,044   $485,716   $432,506
 Cost of goods sold             80,668     66,709    213,908    192,875
                              --------   --------   --------   --------
  Gross profit                  92,779     83,335    271,808    239,631

 Operating expenses:
  Research and development       4,229      4,247     12,817     11,816
  Selling                       43,821     41,160    128,894    118,123
  Shipping and warehousing       4,459      4,232     13,128     12,864
  General and administrative    17,734     16,222     53,608     48,170
                              --------   --------   --------   --------
   Total operating expenses     70,243     65,861    208,447    190,973
                              --------   --------   --------   --------
 Operating income               22,536     17,474     63,361     48,658

 Interest expense, net            (144)       242       (120)       841
                              --------   --------   --------   --------
 Income before provision
  for income taxes              22,680     17,232     63,481     47,817
 Provision for income taxes      7,711      5,859     20,837     16,258
                              --------   --------   --------   --------
 Net income                   $ 14,969   $ 11,373   $ 42,644   $ 31,559
                              ========   ========   ========   ========
 Basic net income per share   $   0.22   $   0.17   $   0.63   $   0.46
 Basic weighted average
  shares                        68,389     68,184     67,915     68,070

 Diluted net income
  per share                   $   0.22   $   0.17   $   0.62   $   0.46
 Diluted weighted average
  shares                        69,564     68,558     68,984     68,912

 Selected Balance Sheet Data:
 (dollars in thousands)

                               Sept. 30,      Dec. 31,      Sept. 30,
                                 2005           2004          2004
                               --------       --------      --------
                              (unaudited)                 (unaudited)

 Cash and cash equivalents     $ 68,971       $ 51,738      $ 50,943
 Accounts receivable less
  allowance for doubtful
  accounts                      104,503        102,817        93,041
 Inventories                    127,955        115,061       115,582
 Accounts payable, accrued
  liabilities and income
  tax payable                    61,937         77,934        67,887
 Dividend payable                11,068             --        10,208
 Total debt                      26,188         30,248        30,829

 Reconciliation of Non-GAAP financial measures
 to equivalent GAAP measures:
 (dollars in thousands, unaudited)

                           Three Months Ended      Nine Months Ended
                              September 30,           September 30,
                          --------------------    -------------------
                            2005        2004        2005       2004
                          --------    --------    --------   --------

 Gross sales              $185,309    $155,824    $521,060   $459,028
 Discounts and returns      11,862       5,780      35,344     26,522
                          --------    --------    --------   --------
 Net sales                $173,447    $150,044    $485,716   $432,506
                          ========    ========    ========   ========

 Other Operating Data:
 (dollars in thousands, unaudited)

                        Three Months Ended       Nine Months Ended
                          September 30,             September 30,
                     ----------------------    ------------------------
                        2005         2004         2005          2004
                     ----------   ---------    ----------    ----------
 Sunglasses:
   Units              1,036,041     898,148     3,403,121     3,232,638
   Gross sales       $   79,710   $  70,739    $  260,082    $  244,924

 Net sales:
   Domestic          $   91,308   $  76,038    $  254,748    $  221,775
   International     $   82,139   $  74,006    $  230,968    $  210,731

 Backlog
  (end of period)                              $   70,765    $   83,606

 Oakley Retail Stores:
                                             September 30,
                                       ------------------------
                                       2005                2004
 O Store                               ----                ----
 -------
   U.S.(a)                              44(b)               32
   International                         6                   5
   Licensed                              9                   6

 Iacon
 -----
   U.S.                                 98                  80

 (a) Includes Toronto, Canada store
 (b) Includes New Orleans store location temporarily closed due to
     Hurricane Katrina.

CONTACT:
Editorial contacts:
Lance Allega                       Ron Parham
Oakley, Inc.                       PondelWilkinson Parham
Director of Investor Relations     Investor Relations Counsel
949/672-6985                       503/924-1186
lallega@oakley.com                 rparham@pondel.com